EXHIBIT 3



                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                     NEW CENTURY CAPITAL & CONSULTING CORP.


         Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

         Article I is amended to provide as follows:

                  "The name of the corporation shall be:

                     Panther Telecommunications Corporation.

                  "The address of the principal office of this corporation shall be:

                               15386 SW 153 Street
                               Miami FL 33187."

         Article V is amended to provide as follows:

                  "The name and street address of the registered agent of the corporation shall be:

                                 Manuel Sanchez
                               15386 SW 153 Street
                                Miami FL 33187."

         A new Article IX shall be added, as follows:

                                   "Article IX
                                "Indemnification

         "A. To the fullest extent permitted by the Florida Statutes, Section 607.0850, as the same may be hereafter amended, the Corporation shall indemnify any present or former director or officer of the Corporation and each member of any committee of the board of directors of the Corporation against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with a proceeding in which the person was, is, or is threatened to be made a named defendant or respondent because the person is or was a director or officer or member of any committee of the board of directors of the corporation.

         "B. Notwithstanding anything to the contrary contained in these Articles of Incorporation or in any other corporate documents now or hereafter issued or adopted by this corporation, in no event shall the board of directors or the shareholders of this corporation have any power or authority whatsoever to amend these Articles of Incorporation, adopt or amend any Bylaws, or pass any resolutions, if any purported retroactive application of any such act or action would adversely affect the indemnification rights afforded from time to time to persons acting on behalf of the corporation in connection with any acts or failures to act which any such persons may have committed prior to any change in the indemnification policies of this corporation

         "C. In addition to the other indemnification provisions set forth in this Article, and to the fullest extent authorized or permitted by Section
607.0850 of the Florida Statutes (as the same may be hereafter amended, including any successor provision), the Corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of the status as such a person, whether or not the Corporation would otherwise have the power to indemnify the person against that liability under the applicable provisions of the Florida Business Corporation Act.

         "D. In addition to all of the other indemnification provisions contained in this Article, the Corporation agrees to and shall indemnify and hold harmless any person who is or was a director or officer of the Corporation, or who is or was a member of any committee of the board of directors, from and against any and all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs, and attorneys' fees, arising out of or in any way connected with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and any appeals of any such actions, suits or proceedings, where the party to be indemnified hereunder was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer of the Corporation, or is or was a member of any committee of the board of directors of the Corporation, regardless of whether any such liability is due in whole or in part to the negligence of the party herein indemnified (it being the express intention of the Corporation that the indemnity provided for in this paragraph is indemnity by the Corporation to indemnify and protect such directors, officers or committee members from the consequences of their own negligence, whether that negligence is the sole or a concurring cause of the injury, death, damage or other liability asserted); provided, however, the liability assumed by the Corporation pursuant to this subparagraph D shall not exceed the limits of liability insurance or other arrangement covering any such occurrence as may be carried from time to time by the Corporation pursuant to the provisions of subparagraph B above."

         A new Article X is added as follows:

                                   "Article X

                              "Interested Directors

         "A. The Corporation may enter into contracts or transact business with one or more of its directors, officers, shareholders or employees or with any firm of which one or more of its directors, officers, shareholders or employees are members or employees, or in which they are otherwise interested, or with any corporation or association in which any of its directors, officers, shareholders or employees are stockholders, directors or officers, members, employees or otherwise interested, and no such contract or other transaction shall be void or voidable or otherwise affected by reason of such directorship, office, membership in, employment by, stock ownership in or other interest in the Corporation or association or any such membership in, employment by or interest in such other firm, notwithstanding that this corporation's director, officer, shareholder or employee having any such position, status or interest with such other firm, corporation or association was present at or participated in the meeting of the board of directors or committee thereof necessary to authorize, approve, ratify or otherwise obligate this corporation upon such contract or transaction, if:

         "(1) The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors of the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

         "(2) The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

         "(3) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the shareholders.

         "B.      Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

         "C. This provision shall not be construed to make any director, officer, shareholder or employee of this corporation liable to account to this corporation, by reason of such directorship, office, share ownership or interest or employment, for any profits realized by, from, or through any such transaction or contract with this corporation.

         "D. Nothing herein contained shall create liability in the events above- described or prevent the authorization, ratification or approval of such transactions or contracts in any other manner permitted by law. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto or which would otherwise be valid in the absence of this provision."

         SECOND: The date of each amendment's adoption shall be June 1, 2001.

         THIRD: The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

         SIGNED this 1st day of June, 2001.


                                         /s/ Manuel Sanchez
                                         ------------------------------------
                                         Manuel Sanchez, Director and President